UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Earliest Event Reported: September 2, 2010
WESTERN GAS PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware	001-34046	26-1075808

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1201 Lake Robbins Drive
The Woodlands, Texas 77380-1046
(Address of principal executive offices including Zip Code)
(832) 636-1000

Registrant’s telephone number, including area code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.
     On September 2, 2010, Anadarko Petroleum Corporation (“Anadarko”), the owner of the general partner of Western Gas Partners, LP (the “Partnership”) and the primary customer of the Partnership, entered into a new revolving credit facility, which resulted in the termination of its then-existing $1.3 billion credit agreement (the “Anadarko Credit Agreement”) between Anadarko and the Partnership, as borrowers, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents and lenders named therein. The Anadarko Credit Agreement was available to the Partnership for borrowings and letters of credit up to $100 million for general partnership purposes, including acquisitions, but only to the extent that sufficient amounts remained unborrowed by Anadarko and its other subsidiaries. Prior to the termination of the Anadarko Credit Agreement, the full $100 million available for borrowing by the Partnership remained undrawn.
     Affiliates of certain of the agents and lenders under the Anadarko Credit Agreement have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to the Partnership and its affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.
     The foregoing description of the Anadarko Credit Agreement is qualified in its entirety by reference to the credit agreement filed as Exhibit 10.14 to the Partnership’s S-1/A filed on April 15, 2008 and is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN GAS PARTNERS, LP By: Western Gas Holdings, LLC, its general partner
September 8, 2010	By:	/s/ Amanda M. McMillian
Amanda M. McMillian
Vice President, General Counsel and Corporate Secretary